Murphy USA and Core-Mark Renew Strategic Supply Agreement

EL DORADO, Ark. and WESTLAKE, Texas, Jan. 28, 2021 – Murphy USA Inc. (NYSE: MUSA) and Core-Mark Holding Company, Inc. (NASDAQ: CORE) announced today that they have entered into a new five year supply agreement whereby Core-Mark will continue to serve as the primary wholesale distributor to Murphy USA, delivering over 75% of the merchandise sold in their stores.

“We are confident the Core-Mark team will continue to be an excellent strategic partner for Murphy USA, and we look forward to working together to achieve our mutual goals of profitable growth, efficient operations and superior execution for our stores and our customers,” said Andrew Clyde, President and Chief Executive Officer of Murphy USA.

“We are committed to helping Murphy USA drive growth in sales and margins under this new agreement, strategically aligned to enable both Murphy USA and Core-Mark to benefit from their strategic focus on expanding their food and fresh offering,” said Scott E. McPherson, President and Chief Executive Officer of Core-Mark. “We are committed to continuing to serve Murphy USA stores with operational excellence and an innovative approach.”

Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,500 stations located primarily in the Southwest, Southeast, and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.7 million customers each day through its network of retail gasoline stations in 25 states. The majority of Murphy USA’s sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 262 among Fortune 500 companies.

Contact: Christian Pikul, Vice President of Investor Relations & FP&A, christian.pikul@murphyusa.com

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs, and technology solutions to approximately 41,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x7923 or david.lawrence@core-mark.com